EXHIBIT 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200

PRESS RELEASE

Pioneer Announces the Election of
David A. Scholes to the Board of Directors

     HOUSTON, Texas (March 10, 2005) — Pioneer Companies, Inc. (OTC: PONR) reported that the Board of Directors of the Company has elected David A. Scholes to serve as a Pioneer director. Mr. Scholes has served as Pioneer’s Vice President, Manufacturing since March 2001. Prior to that he was the Company’s Vice President, Manufacturing – U.S., and Vice President, Manufacturing of the Company’s domestic subsidiary since joining Pioneer in 1997. Mr. Scholes has been involved in chlor-alkali manufacturing since 1976. He has a B.S. degree in chemical engineering from Lafayette College, and an M.S. degree in chemical engineering from Purdue University.

     The Chairman of Pioneer’s Board of Directors, David Weinstein, stated, “We are very pleased to have Dave Scholes join our Board. Dave has spent nearly thirty years in the chlor-alkali industry, and is one of Pioneer’s most experienced leaders. His insight into both day-to-day operations and broad industry trends will be most valuable as we work to shape the future path of our company.”

     Mike McGovern, Pioneer’s President and Chief Executive Officer, added, “Pioneer’s directors are all very familiar with Dave Scholes, as we have already been receiving the benefit of his extensive experience in the industry due to his role as a senior member of Pioneer’s management team. Dave participated and assisted in the realignment of our management team, led our successful organizational efficiency project, and will be a critical participant in the implementation of Pioneer’s strategy for the future.”

EXHIBIT 99.1

     With the addition of Mr. Scholes, Pioneer’s Board of Directors now consists of five directors, including Messrs. Weinstein and McGovern and Marvin E. Lesser and Charles L. Mears.

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in the United States and Canada.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward- looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200